Exhibit 99.2

Apollo Global Management and AR Capital Mutually Agree to Terminate Transaction

New York, NY, November 9, 2015 – Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO) and AR Capital, LLC (“AR Capital”) today announced that they have mutually agreed to terminate the planned transaction pursuant to which Apollo would have purchased a controlling interest in a newly formed company, AR Global Investments, LLC, that would have owned a majority of the ongoing asset management business of AR Capital. In conjunction with the transaction’s termination, AR Capital is purchasing from Apollo $25 million of preferred stock of RCS Capital Corporation (NYSE: RCAP) held by Apollo for $25.6 million.

About Apollo Global Management, LLC

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Luxembourg, Madrid, Mumbai, Delhi, Singapore, Shanghai and Hong Kong. Apollo had assets under management of approximately $162 billion as of September 30, 2015 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. Apollo shares are listed on the New York Stock Exchange. For more information about Apollo, please visit www.agm.com.

About AR Capital

Founded in 2006, AR Capital is a full service investment management firm providing advisory services to retail and institutional investors. AR Capital is an active sponsor and manager of numerous alternative investment programs, including multiple real estate investment trusts (“REITs”), open-end mutual funds, two business development companies and a closed–end fund. For nearly a decade, AR Capital has broadened its focus in real estate strategies to include net lease, healthcare, retail, office, hospitality properties, and more recently, yield-focused credit strategies including commercial real estate debt, corporate credit and structured credit. Additional information can be found at www.americanrealtycap.com.

Contacts

For investor inquiries regarding Apollo, please contact:

Apollo Global Management, LLC

Gary M. Stein, 212-822-0467

Head of Corporate Communications

gstein@apollolp.com

Noah Gunn, 212-822-0540

Investor Relations Manager

ngunn@apollolp.com

For media inquiries regarding Apollo:

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren, 212-843-8590

czehren@rubenstein.com

For media inquiries regarding AR Capital, please contact:

Jonathan Keehner

Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

jkeehner@joelefrank.com

msiddig@joelefrank.com

(212) 355-4449

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